Exhibit 99.2

Unless otherwise indicated or the context otherwise requires, in this communication, “we,” “our,” and “us” refer to MercadoLibre, Inc. and not to its consolidated subsidiaries, and the “2019 Notes” refers to our 2.25% convertible senior notes due 2019. You should not assume that the information set forth below is accurate as of any date other than August 20, 2018.

RISK FACTORS

We have strategic plans in place that we expect will increase costs in the future, and which we currently estimate will adversely affect our results of operations and financial condition and delay our return to profitability, in the second half of 2018.

We intend to increase our investment in two new initiatives that complement the suite of products and services we offer buyers and sellers on our Marketplace.

The first initiative consists of a cross-docking and fulfillment service that will permit us to engage third-party carriers to pick up sold products from seller locations, transport those products to a centralized warehouse leased by us for packaging, and coordinate subsequent delivery to the buyer’s selected location via third-party shipping services. We may incur increased shipping and warehousing costs in connection with these cross-docking and fulfillment services.

Our new mobile wallet payments network is an offline payments network based on “quick response” (or QR) code technology, through which we facilitate efficient, cashless transactions for buyers on our marketplace. In order to develop this network, we intend to provide financial incentives to encourage buyers to use it. We may incur increased costs in connection with the implementation of a mobile wallet payments network in the form of incremental advertising expenses, QR kit distribution costs and other marketing expenditures, among others.

We expect the implementation of the new shipping initiatives and the mobile wallet payments network will result in increased costs beginning in the second half of 2018. We currently estimate these increased costs to have an adverse effect on our results of operations and financial condition and further delay our return to profitability until 2019. Additionally, these increased costs may have an adverse effect on our results of operations and financial condition and further delay our return to profitability thereafter.

Retirement of the 2019 Notes will reduce our available cash and/or result in dilution.

The shares of common stock into which the 2019 Notes are convertible have a current market value that is substantially higher than the principal amount of the 2019 Notes.

We intend to use a portion of the net proceeds from our offering of new convertible senior notes to enter into separate transactions to repurchase, exchange or otherwise retire a portion of the outstanding 2019 Notes from time to time (including concurrently with such offering) and the consideration for any such transaction may include cash and/or shares of our common stock. Additionally, the 2019 Notes will mature on July 1, 2019 and we anticipate that substantially all 2019 Notes that are not repurchased, exchanged or otherwise retired by us prior to that date will be converted if the trading price of our common stock remains greater than the conversion price of the 2019 Notes.

The terms of any transactions to repurchase, exchange or otherwise retire our 2019 Notes, including the composition of the related consideration, are expected to be individually negotiated and will depend on factors including the market price of our common stock and the trading price of our 2019 Notes at the time of such transactions. Upon conversion of the 2019 Notes that are not otherwise retired, we may deliver cash, shares of our common stock or a combination of cash and shares of our common stock at our election.

The inclusion of cash in (a) the consideration paid by us in connection with any repurchase or exchange of 2019 Notes or (b) the conversion consideration we deliver upon the conversion of 2019 Notes will result in a decrease to our available cash and a reduction of our shareholder’s equity (which could result in our shareholder’s equity becoming negative). If our shareholder’s equity becomes negative, this could negatively impact public perceptions of us. The inclusion of shares of our common stock in (a) the consideration paid by us in connection with any repurchase or exchange of 2019 Notes or (b) the conversion consideration we deliver upon the conversion of 2019 Notes will result in dilution.